Exhibit 3(i).1

                            ARTICLES OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                              USED KAR PARTS, INC.

         Used Kar Parts, Inc., a corporation duly organized and existing under the Florida Business Corporation Act (the "Corporation"), does hereby certify that:

         1. The Articles of Incorporation of the Corporation, filed with the Secretary of State of the State of Florida on April 26, 2002 is hereby amended by:

         (a) deleting Article I thereof in its entirety and substituting the following in lieu thereof:

                                   ARTICLE I
                                 CORPORATE NAME

         The name of the corporation is Xenomics, Inc."

         (b) deleting Article IV thereof in its entirety and substituting the following in lieu thereof:

                                   ARTICLE IV
                                     SHARES

         "The Corporation shall be authorized to issue 120,000,000 shares of capital stock, of which 100,000,000 shares shall be shares of Common Stock, $.0001 par value ("Common Stock") and 20,000,000 shares shall be shares of Preferred Stock, $.001 par value ("Preferred Stock").

         2. Upon this Articles of Amendment to the Articles of Incorporation of the Corporation becoming effective pursuant to the Florida Business Corporation Act (the "Effective Time"), every one share of the Corporation's common stock, par value $.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one hundred eleven (111) shares of common stock, par value $.0001 per share, of the Corporation (the "New Common Stock").

         3. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

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         4. This Articles of Amendment shall be effective July 26, 2004.

         The foregoing amendment was duly adopted by requisite vote of the stockholders of the Corporation and in accordance with the provisions of Section
607.1066 of the Florida Business Corporation Act on June 24, 2004.

         IN WITNESS WHEREOF, Used Kar Parts, Inc. has caused this Articles of Amendment to be executed by its duly authorized officer on this 24 day of June, 2004.

                                            USED KAR PARTS, INC.

                                            By: /s/ Christoph Bruening
                                               --------------------------------
                                               Name: Christoph Bruening
                                               Title: President and Secretary

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